PROXY VOTING RESULTS

A special meeting of Fidelity Mid-Cap Fund shareholders was held on September 15, 1999. The results of votes taken among shareholders on proposals before them are reported below. Each vote reported represents a single share held on the record date for the meeting.

PROPOSAL 1

To elect as Trustees the following twelve nominees.*

                  # OF            % OF
                  VOTES CAST      VOTES CAST
RALPH F. COX
Affirmative    7,509,257,042.22   90.253

Withheld       810,974,411.70     9.747

TOTAL          8,320,231,453.92   100.000

PHYLLIS BURKE DAVIS
Affirmative    7,506,231,332.96   90.217

Withheld       814,000,120.96     9.783

TOTAL          8,320,231,453.92   100.000

ROBERT M. GATES
Affirmative    7,504,032,770.58   90.190

Withheld       816,198,683.34     9.810

TOTAL          8,320,231,453.92   100.000

EDWARD C. JOHNSON 3D
Affirmative    7,507,525,603.81   90.232

Withheld       812,705,850.11     9.768

TOTAL          8,320,231,453.92   100.000

E. BRADLEY JONES
Affirmative    7,499,372,595.84   90.134

Withheld       820,858,858.08     9.866

TOTAL          8,320,231,453.92   100.000

DONALD J. KIRK
Affirmative    7,511,636,484.25   90.282

Withheld       808,594,969.67     9.718

TOTAL          8,320,231,453.92   100.000

                  # OF            % OF
                  VOTES CAST      VOTES CAST
 PETER S. LYNCH
Affirmative    7,511,302,034.68   90.278

Withheld       808,929,419.24     9.722

TOTAL          8,320,231,453.92   100.000

WILLIAM O. MCCOY
Affirmative    7,511,311,111.53   90.278

Withheld       808,920,342.39     9.722

TOTAL          8,320,231,453.92   100.000

GERALD C. MCDONOUGH
Affirmative    7,500,473,641.76   90.147

Withheld       819,757,812.16     9.853

TOTAL          8,320,231,453.92   100.000

MARVIN L. MANN
Affirmative    7,511,368,292.01   90.278

Withheld       808,863,161.91     9.722

TOTAL          8,320,231,453.92   100.000

ROBERT C. POZEN
Affirmative    7,508,639,836.16   90.246

Withheld       811,591,617.76     9.754

TOTAL          8,320,231,453.92   100.000

THOMAS R. WILLIAMS
Affirmative    7,501,155,831.96   90.156

Withheld       819,075,621.96     9.844

TOTAL          8,320,231,453.92   100.000

PROPOSAL 2

To adopt an Amended and Restated Declaration of Trust.*
                  # OF            % OF
                  VOTES CAST      VOTES CAST
Affirmative    6,878,704,796.76   82.675

Against        319,740,789.58     3.843

Abstain        1,121,686,130.62   13.482

TOTAL          8,320,131,716.96   100.000

PROPOSAL 3

To approve an amended sub-advisory agreement with FMR U.K. to allow FMR, FMR U.K., and the trust, on behalf of the fund, to modify the agreement subject to the requirements of the 1940 Act.

                  # OF            % OF
                  VOTES CAST      VOTES CAST
Affirmative    841,787,919.93   90.364

Against        27,098,062.45    2.909

Abstain        62,664,412.58    6.727

TOTAL          931,550,394.96   100.000

PROPOSAL 4

To approve an amended sub-advisory agreement with FMR Far East to allow FMR, FMR Far East, and the trust, on behalf of the fund, to modify the agreement subject to the requirements of the 1940 Act.

                  # OF            % OF
                  VOTES CAST      VOTES CAST
Affirmative    839,084,811.18   90.074

Against        28,853,162.10    3.097

Abstain        63,612,421.68    6.829

TOTAL          931,550,394.96   100.000

*DENOTES TRUST-WIDE PROPOSALS AND VOTING RESULTS.